Exhibit 10.4

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Mortgage Capital Inc., as Buyer

and

WMC Mortgage Corp., as Seller

Dated as of September 22, 2003

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EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

SCHEDULE 2	Existing Indebtedness

EXHIBIT I	Form of Confirmation Letter

EXHIBIT II	Form of Opinion Letter

EXHIBIT III	UCC Filing Jurisdictions

EXHIBIT IV	Form of Account Agreement

EXHIBIT V	Mortgage Loan Schedule Fields

EXHIBIT VI	Mortgage File Documents

EXHIBIT VII	Underwriting Guidelines

EXHIBIT VIII	Seller’s Officer’s Certificate

EXHIBIT IX	Form of Servicer Notice

EXHIBIT X	Authorized Representatives

EXHIBIT XI	Responsible Officers

EXHIBIT XII	Form of Escrow Instruction Letter

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of September 22, 2003, between WMC MORTGAGE CORP., a California corporation (the “Seller”) and MERRILL LYNCH MORTGAGE CAPITAL INC., a New York corporation (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the respective Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such Mortgage Loans at a date certain after the related Purchase Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Agreement” shall mean a letter agreement between the Seller, the Buyer, and a depository institution acceptable to Buyer in its sole discretion substantially in the form of Exhibit IV attached hereto.

“Actual Purchase Price” shall have the meaning set forth in Section 3(b) hereof.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” shall mean a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 120 days but not greater than 270 days.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” “Asset Value” shall mean with respect to each Eligible Mortgage Loan, the lesser of the (x) applicable Purchase Price Percentage for the related Purchased Mortgage Loan multiplied by the Market Value of such Mortgage Loan or (y) the Par Percentage, if any, multiplied by the outstanding principal balance of such Mortgage Loan.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Seller listed on Exhibit X hereto, as such Exhibit X may be amended from time to time.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Merrill Lynch Mortgage Capital Inc., its successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(A) any transaction or event as a result of which Apollo Advisors, L.P. (or any investment fund or entity managed by it) ceases to own, directly or indirectly, at least 50.01% of the stock of the Seller;

(B) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(C) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50.01% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by a financial institution acceptable to Buyer subject to an Account Agreement, into which all Income shall be deposited after the occurrence of a Default or an Event of Default.

“Combined Loan to Value Ratio” or “CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Commitment Fee” shall mean an amount equal to (i) 0.125% multiplied by (ii) the Maximum Purchase Price, which shall be due and payable to Buyer by Seller pursuant to Section 28 hereof at the account set forth in Section 9 hereof.

“Committed Mortgage Loan” shall mean a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean a Delinquent One Month Mortgage Loan, a Delinquent Two Month Mortgage Loan or a Delinquent Three Month Mortgage Loan.

“Delinquent One Month Mortgage Loan” shall mean any Mortgage Loan, other than a Repurchased Loan, as to which any Monthly Payment, or part thereof, remains unpaid for more than thirty (30), but not more than fifty-nine (59), days past its Due Date.

“Delinquent Two Month Mortgage Loan” shall mean any Mortgage Loan, other than a Repurchased Loan, as to which any Monthly Payment, or part thereof, remains unpaid for more than fifty-nine (59), but not more than eighty-nine (89), days past its Due Date.

“Delinquent Three Month Mortgage Loan” shall mean any Mortgage Loan, other than a Repurchased Loan, as to which any Monthly Payment, or part thereof, remains unpaid for more than eighty-nine (89), but not more than one hundred seventy-nine (179), days past its Due Date.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, its successor or assigns.

“Disbursement Agreement” shall mean the Disbursement Agreement by and among the Buyer, the Disbursement Agent and the Seller, dated as of the date hereof, as the same may be amended from time to time, setting forth the terms pursuant to which the Disbursement Agent shall disburse funds related to Wet-Ink Mortgage Loans.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 26 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Instruction Letter” shall mean the Escrow Instruction Letter from Seller to Settlement Agent, in the form of Exhibit XII hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Estimated Purchase Price” shall have the meaning set forth in Section 3(b) hereof.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean:

(a) that FinCo or any of its Subsidiaries shall discontinue or abandon operation of its mortgage origination business; or

(b) that FinCo or any of its Subsidiaries shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of FinCo or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of FinCo or any of its Subsidiaries, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d) the commencement by FinCo or any of its Subsidiaries of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or FinCo’s or any of its Subsidiaries’ consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of

FinCo or any of its Subsidiaries, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that FinCo or any of its Subsidiaries shall become insolvent; or

(f) if FinCo or any of its Subsidiaries is a corporation, FinCo or any of its Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to the Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of the Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Financial Statements” shall mean the consolidated financial statements of the Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by KPMG LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“FinCo” shall mean WMC Finance Co., a Delaware corporation, or any successor in interest thereto.

“First Lien Mortgage Loan” shall mean a Mortgage Loan secured by a first lien on the related Mortgaged Property.

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment on or before thirty (30) days after the first Due Date following the date of origination of the Mortgage Loan.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements (other than sale agreements entered into in the ordinary course of business and which do not contain recourse other than with respect to usual and customary representations and warranties and early payment defaults made in the ordinary course of business); (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“Law” shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LIBOR Period” shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Seller and set forth in the related Confirmation.

“LIBOR Period Commencement Date” shall mean (a) with respect to the initial LIBOR Period with respect to a Transaction, the Purchase Date, and (b) with respect to each succeeding LIBOR Period with respect to a Transaction, the Payment Date, or if the LIBOR Period is other than one month, the last day of the immediately preceding LIBOR Period.

“LIBOR Rate” shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a on Bloomberg), as of 8:00 a.m., New York City time, on the date two (2) Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m.,

New York City time, on the date two (2) Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the Seller and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 6 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Manufactured Home” shall mean a manufactured home, including all accessions thereto, that is legally classified as real property under applicable state law.

“Manufactured Home Loan” shall mean a Mortgage Loan secured by property upon which the primary dwelling is a Manufactured Home.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole reasonable discretion. Without limiting the generality of the foregoing, the Seller acknowledges that the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

(a) such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(b) the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of 10 calendar days;

(c) the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the seventh (7th) Business Day following the related Purchase Date;

(d) such Purchased Mortgage Loan is a Non-Performing Mortgage Loan;

(e) such Purchased Mortgage Loan has been subject to a Transaction for a period of greater than 270 days;

(f) a First Payment Default and Second Payment Default have occurred and are continuing with respect to such Purchased Mortgage Loan;

(g) the Buyer has determined in its sole good faith discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar Mortgage Loans;

(h) such Purchased Mortgage Loan contains a material breach of a representation or warranty made by the Seller in this Repurchase Agreement or the Custodial Agreement;

(i) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans exceeds 30% of the aggregate outstanding Purchase Price related to all Mortgage Loans;

(j) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans exceeds $130,000,000;

(k) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all First Lien Mortgage Loans with an LTV greater than 95% but not greater than 100% exceeds $25,000,000;

(l) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Delinquent Two Month Mortgage Loans and Delinquent Three Month Mortgage Loans exceeds $20,000,000;

(m) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Delinquent One Month Mortgage Loans exceeds $20,000,000;

(n) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Repurchased Mortgage Loans exceeds $15,000,000; or

(o) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Manufactured Home Loans exceeds 1.25% of the Maximum Purchase Price.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition of FinCo or any of its Subsidiaries, taken as a whole, (b) the ability of the Seller or any Affiliate to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents, or (e) the timely payment of any amounts payable under the Repurchase Documents.

“Maximum Purchase Price” shall mean $400,000,000.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory”, “covered” or “threshold” under applicable federal, state or local law, or which has been expressly categorized as an “unfair” or “deceptive” term, condition, or practice in any applicable federal, state or local law dealing with “predatory” or “high cost” mortgage lending (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the applicable Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Performing Mortgage Loan” means (i) any Mortgage Loan for which any Monthly Payment, or part thereof, remains unpaid for one hundred eighty (180) days or more past its scheduled Due Date, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related Mortgaged Property is in foreclosure.

“Non-Utilization Fee” shall mean, for each calendar quarter in which the average quarterly aggregate outstanding Purchase Price of the Purchased Mortgage Loans was less than $200,000,000, an amount equal to the product of (x) 0.125% per annum and (y) the excess of (I) the Maximum Purchase Price over (II) the average quarterly Purchase Price of the Purchased Mortgage Loans during such calendar quarter.

“Obligations” shall mean (a) any amounts due and payable by the Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by the Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Overestimate Amount” shall have the meaning set forth in Section 3(c) hereof.

“Par Percentage” shall mean:

(a) with respect to each Mortgage Loan which is an Aged Loan (other than a Delinquent Mortgage Loan or a Repurchased Loan), 95%;

(b) with respect to each Mortgage Loan which is a Delinquent One Month Mortgage Loan (other than a Repurchased Loan), 93%;

(c) with respect to each Mortgage Loan which is a Delinquent Two Month Mortgage Loan (other than a Repurchased Loan), 90%;

(d) with respect to each Mortgage Loan which is a Delinquent Three Month Mortgage Loan (other than a Repurchased Loan), 50%;

(e) with respect to each Mortgage Loan which is a Repurchased Loan, 50%; or

(f) with respect to each Mortgage Loan (other than an Aged Loan, Delinquent Mortgage Loan or Repurchased Loan), 100%.

“Payment Date” shall mean the 5th day of each month, or if such date is not a Business Day, the Business Day immediately preceding the last day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) two percent (2.00%).

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Spread” shall mean:

(a) with respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, Delinquent Two Month Mortgage Loans, Delinquent Three Month Mortgage Loans, Repurchased Loans or Aged Mortgage Loans, 0.875%;

(b) with respect to Transactions the subject of which are Mortgage Loans which are Wet-Ink Mortgage Loans, 1.25%;

(c) with respect to Transactions the subject of which are Mortgage Loans which are Delinquent Two Month Mortgage Loans or Delinquent Three Month Mortgage Loans, 1.625%; or

(d) with respect to Transactions the subject of which are Mortgage Loans which are Repurchased Loans, 1.625%.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to the Buyer or its designee.

“Purchase Price” shall mean,

(a) on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer which shall equal the Asset Value on the Purchase Date; and

(b) thereafter, except where Buyer and Seller agree otherwise, the amount described in clause (a) decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Sections 5 or applied to reduce Seller’s obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall mean:

(a) with respect to each Mortgage Loan which is an Eligible Mortgage Loan (other than Repurchased Loans, Aged Loans or Delinquent Mortgage Loans), 98%;

(b) with respect to each Mortgage Loan which is a Wet-Ink Mortgage Loan, 98%;

(c) with respect to each Aged Loan (other than Delinquent Mortgage Loans or Repurchased Loans), 95%;

(d) with respect to each Delinquent One Month Mortgage Loan (other than Repurchased Loans), 93%;

(e) with respect to each Mortgage Loan which is a Delinquent Two Month Mortgage Loan (other than Repurchased Loans), 90%;

(f) with respect to each Mortgage Loan which is a Delinquent Three Month Mortgage Loan (other than Repurchased Loans), 85%;

(g) with respect to each Mortgage Loan which is a Repurchased Loan, 85%.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on or prior to the 10th of each month (or if such date is not a Business Day, the next preceding Business Day), or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REO Property” means real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Seller, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

“Repurchase Documents” shall mean this Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, a Servicer Notice, if any, the Disbursement Agreement and the Account Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Repurchased Loan” shall mean a Mortgage Loan (a) which is repurchased by Seller as a result of a breach of representations and warranties made by Seller under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan (unless otherwise approved by Buyer in writing) or consumer credit law violation, (b) where the claimed breach is expressly identified to Buyer in writing and (c) which is subject to a Transaction hereunder for no more than 270 days. In no event will a Repurchased Loan be subject to a Transaction hereunder as a “Repurchased Loan” if (i) there is a breach of representation and warranty in respect of such Repurchased Loan other than the breach identified in writing to the Buyer pursuant to subclause (b) of this definition or (ii) the related Mortgaged Property has been foreclosed upon or has been converted to REO Property.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean an officer of the Seller listed on Exhibit XI hereto, as such Exhibit XI may be amended from time to time.

“Reset Date” shall mean the last day of the related LIBOR Period.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Second Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the second Monthly Payment on or before thirty (30) days after the second Due Date following the date of origination of the Mortgage Loan.

“Seller” shall mean WMC Mortgage Corp., or any successor in interest thereto.

“Servicer” shall mean Fairbanks Capital Corporation or Option One Mortgage Corporation or any of their respective successors or permitted assigns.

“Servicer Notice” shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit IX hereto.

“Servicing Agreement” shall mean any servicing agreement entered into among the Seller and a Servicer, as the same may be amended from time to time.

“Settlement Account” shall have the meaning set forth in of the Custodial Agreement.

“Settlement Account Control Agreement” shall mean the Settlement Account Control Agreement entered into among the Buyer, the Seller and the Custodian, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with its terms.

“Settlement Agent” with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” means a commitment of Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer. A Takeout Investor is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“Tangible Net Worth” shall mean, for any Person as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) any deferred tax charge in excess of $45,000,000.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean the date which is 546 days from the date hereof which shall be March 21, 2005.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from the Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of the Seller, attached hereto as Exhibit VII, as may be updated from time to time under this Repurchase Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Wet-Ink Funding Account” shall mean an account established in the name of the Seller, subject to the dominion and control of the Buyer, at the Disbursement Agent pursuant to the terms of the Disbursement Agreement.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan which any Seller is selling to Buyer simultaneously with the origination thereof and/or for which the Mortgage File has not been delivered to the Custodian.

“Wiring Schedule” shall mean, for each Wet-Ink Mortgage Loan, a schedule setting forth the loan identification number, the loan amount to be funded by wire transfer and wiring directions for such Wet-Ink Mortgage Loan.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(C) Account Agreement. An Account Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

(D) Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver;

(E) Servicing Agreement. A Servicing Agreement, duly executed by the parties thereto;

(F) Disbursement Agreement. The Disbursement Agreement, executed and delivered by a duly authorized officer of each of the Buyer, Seller and Disbursement Agent, in form and substance acceptable to the Buyer; and the establishment thereunder of all accounts, computer systems and agreements with the Disbursement Agent necessary for disbursing the Purchase Price related to Wet-Ink Mortgage Loans; and

(G) Settlement Account Control Agreement. The Settlement Account Control Agreement, executed and delivered by a duly authorized officer of each of the Buyer, Seller and Custodian.

(ii) Opinions of Counsel.

(A) An opinion or opinions of counsel to the Seller, substantially in the form of Exhibit II.

(iii) Seller Organizational Documents. A certificate of corporate existence of the Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Seller and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Seller.

(vi) Insurance. Evidence that Seller has added Buyer as an additional loss payee under the Seller’s banker’s bond.

(vii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), the Buyer shall enter into a Transaction with Seller. Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii) No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 11 hereof, shall be true and correct on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv) After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price;

(v) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vi) With respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, on or prior to 4:00 p.m. (New York City time) one (1) Business Day prior to the related Purchase Date, the Seller shall have delivered (A) to the Buyer (1) a Transaction Request and (2) a Purchased Mortgage Loan Report, and (B) to the Custodian, a Purchased Mortgage Loan Report;

(vii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) By 4:00 p.m. (New York City time) one (1) Business Day prior to the related Purchase Date, the Buyer shall have received the proposed Mortgage Loan Schedule (if available) and a report detailing the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the approximate amount of the related Purchase Price (the “Estimated Purchase Price”);

(B) By 3:30 p.m. (New York City time) on the related Purchase Date, the Buyer and the Disbursement Agent shall have received (a) the final Mortgage Loan Schedule, including, without limitation, a schedule setting forth the mortgage loan identification number, the Mortgagor name and the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by Buyer on such Purchase Date, (b) an updated report setting forth the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the amount of the related Purchase Price (the “Actual Purchase Price”) and (c) a Wiring Schedule; and

(C) By 4:00 p.m. (New York City time) on the related Purchase Date, the Buyer shall have received a Wet-Ink Trust Receipt for each Wet-Ink Mortgage Loan with the related Mortgage Loan Schedule attached thereto.

(viii) The Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer and with respect to each Wet-Ink Mortgage Loan, by no later than the seventh (7th) Business Day following the applicable Purchase Date, Seller shall deliver the Mortgage File to the Custodian;

(ix) The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 26 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Seller pursuant to any Transaction hereunder;

(x) None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; and

(xi) Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3(b) (other than clauses (ix) and (x) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c) Initiation; Confirmation.

(i) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans, the Seller shall deliver a Transaction Request to the Buyer on or prior to 4:00 p.m. (New York City time) on the date of any Transaction and with respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, the Seller shall deliver a Transaction Request to the Buyer on or prior to 4:00 p.m. (New York City time) on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

(ii) The Repurchase Date for each Transaction shall not be later than the date which is 364 days after the related Purchase Date. The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

(iii) Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller no more than two (2) Business Days after the date the Confirmation was received by the Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that writing which is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Seller.

(iv) Subject to the terms and conditions of this Repurchase Agreement, during such period the Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vi) No later than 4:00 p.m., New York City time, one (1) Business Day prior to the requested Purchase Date, the Seller shall deliver to the Custodian the Mortgage File pertaining to each Eligible Mortgage Loan (other than a Wet-Ink Mortgage Loan) to be purchased by the Buyer.

(vii) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(viii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) The conditions set forth in subsection (b)(vii) of this Section shall have been satisfied.

(B) Notwithstanding the foregoing, the full amount of the Estimated Purchase Price shall be deemed to have been made on the Purchase Date for all purposes hereunder.

(C) Upon receipt of the final Wiring Schedule with respect to any Purchase Date, the Buyer shall determine the amount, if any, by which the Estimated Purchase Price deposited in the Wet-Ink Funding Account exceeds the Actual Purchase Price (such amount, the “Overestimate Amount”). The Buyer shall cause the Disbursement Agent to promptly wire such Overestimate Amount directly to the Buyer as a prepayment of the Transaction made on such Purchase Date.

(d) Repurchase

(i) The Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Seller intends to make such a repurchase, the Seller shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. The Seller is obligated to obtain the Mortgage Files from Buyer or its designee at the Seller’s expense on the Repurchase Date.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Asset Value of the Purchased Mortgage Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to a Seller after

9:30 a.m. (New York City time) on any Business Day, the Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5. INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m. (New York City time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) The Seller shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased Mortgage Loans. All Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller, any Affiliate of the Seller except as expressly permitted above. With respect to each Payment Date, the Seller shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential; and

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit.

(c) After the occurrence of a Default or an Event of Default, the Seller shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Account Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(d) To the extent that the Buyer receives any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(e) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(f) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

(g) So long as no Default or Event of Default exists and is continuing and Seller otherwise complies with the requirements of this Section 5 with respect to the application of Income on each Payment Date, Buyer grants Seller a right and license to use, retain and enjoy the Income or so much thereof as may be remaining after application pursuant to Section 5(b) above.

SECTION 6. REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes branch profits taxes, franchise taxes or similar taxes imposed on the Buyer as a result of any present or former connection between the Buyer and the United States, other than any such connection arising solely from the Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Repurchase Agreement) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Seller shall be conclusive in the absence of manifest error.

SECTION 7. TAXES.

(a) Any and all payments by the Seller under or in respect of this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement to the Buyer, (i) the Seller shall make all such deductions and withholdings in respect of Taxes, (ii) the Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other governmental authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by the Seller shall be increased as may be necessary so that after the Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement, the term “Non-Excluded Taxes” are Taxes other than, in the case of the Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) If on the date of the assignment pursuant to which a Buyer assignee becomes a party to this Repurchase Agreement, the Buyer assignor was entitled to payments under this Section 7, then, to such extent (and only to such extent), the term “Non-Excluded Taxes” shall include (in addition to Taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such Taxes, if any, applicable with respect to such Buyer assignee on such date. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the principal office of such Buyer shall be treated as any Taxes other than Non-Excluded Taxes (“Excluded Taxes”) unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 7(d) or otherwise as a result of a request therefor by the Seller.

(c) In addition, the Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement (collectively, “Other Taxes”).

(d) The Seller hereby agrees to indemnify the Buyer, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7, imposed on or paid by the Buyer, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 7(d) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Seller under the indemnity set forth in this Section 7(d) shall be paid within 10 days from the date on which the Buyer makes written demand therefor.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Seller to the relevant Governmental Authority, the Seller will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(g) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Seller that is secured by the Purchased Assets and the Purchased Assets as owned by the Seller for federal income tax purposes in the absence of a Default by the Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 8. SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Seller hereby pledges to Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and the Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all Settlement Accounts and all amounts held therein, the Disbursement Account and all amounts held therein, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility between Affiliates of Seller on the one hand and the Buyer and the Buyer’s Affiliates on the other, all collateral under any other secured debt facility between Seller on the one hand and the Buyer’s Affiliates on the other, all collateral under any other secured debt facility between the Seller and the Buyer in which the Buyer has or obtains a perfected security interest through action other than the filing of the financing statement filed in connection with this Repurchase Agreement, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”). Notwithstanding the foregoing or any other provisions of this Repurchase Agreement, Repurchase Assets shall not include any portion of Seller’s web site (currently located at the URL http://www.wmcdirect.com), Seller’s non-prime or sub-prime automated underwriting system, or any of the computer programs, software or documentation related to the foregoing, whether now existing or hereafter created, and Buyer acknowledges and agrees that it shall have no security or other interest therein.

The Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

(a) Except with respect to transfers of funds related to Mortgage Loans subject to a Takeout Commitment, or unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 00812914, for the account of MLCMI Matchbook, Bankers Trust, N.Y. ABA No. 021-001-033, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Seller (or as otherwise directed by the Seller pursuant to the Disbursement Agreement or otherwise): Account No. 38462, for the account of Deutsche Bank, ABA No. 021001033, Attn: Aimee Kemmeter. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, the Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Seller.

SECTION 11. REPRESENTATIONS

(1) The Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. The Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2002 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of KPMG LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period(s) of the Seller ended March 31, 2003 and June 30, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2002, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Seller except as heretofore disclosed to the Buyer electronically or in writing.

(d) Organization, Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of California. The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by the Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within the Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. The Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i) The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, The Seller’s chief executive office is, and has been, located at 6320 Canoga Ave., Woodland Hills, CA 91367. The Seller’s jurisdiction of organization is California.

(i) Location of Books and Records. The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j) Filing and Payment of Taxes. FinCo has and its Subsidiaries have filed on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules that are required to be filed by or in respect of them and have paid all taxes due pursuant to such returns, reports or other information statements or schedules or pursuant to any assessment received by them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller, adequate.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed

(m) Material Adverse Effect. Since December 31, 2002, there has been no development or event nor, to the Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

(p) Adverse Selection. The Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Tangible Net Worth. On the initial Purchase Date, the Tangible Net Worth of the Seller is not less than $100,000,000.

(r) Indebtedness. On the initial Purchase Date, the Seller does not have any Indebtedness, except as disclosed on Schedule 2 to this Repurchase Agreement.

(s) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(t) Margin Regulations. The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(u) Investment Company. The Seller nor any of its Subsidiaries is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(w) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan of the Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller, any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(x) Agency Approvals. The Seller is approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, the Seller is in good standing.

(y) Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

(z) No Reliance. The Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(aa)Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

SECTION 12. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, the Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. The Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law; and

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b) Taxes, Etc.

(i) The Seller shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(ii) The Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay all taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it.

(c) Notice of Proceedings or Adverse Change. The Seller shall give notice to the Buyer immediately after a Responsible Officer of the Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default or Termination Event;

(ii) any (a) permanent reduction, termination, default or event of default under any Indebtedness of the Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to the Seller;

(iii) any litigation or proceeding that is pending or threatened against (a) the Seller in which the amount involved exceeds $5,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a change in the insurance coverage of the Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of the Seller;

(C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect; and

(v) Promptly, but no later than three (3) Business Days after the Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting. The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within sixty (60) days after the close of each of the Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) Within thirty (30) days after the end of each calendar month, the unaudited balance sheets of the Seller as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit VIII hereto and certified by an executive officer of the Seller;

(v) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the Seller, within 5 Business Days of their filing with the SEC; provided, that, the Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by the Seller or its Affiliates, no later than 90 days after the end of the year; and

(vi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

(e) Visitation and Inspection Rights. Subject to the provisions of Section 26, the Seller shall permit the Buyer to inspect, and to discuss with the Seller’s officers, agents and auditors, the affairs, finances, and accounts of the Seller, the Repurchase Assets, and the Seller’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.

(f) Further Assurances. The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(g) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Seller are and will be true and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.

(h) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $5,000,000 the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(i) Financial Condition Covenants.

(i) Maintenance of Tangible Net Worth. The Seller shall maintain a Tangible Net Worth of not less than $75,000,000 plus 25% of the Net Income for each quarter from and including the quarter ending June 30, 2003.

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Seller shall maintain the ratio of Indebtedness to Tangible Net Worth no greater than 15:1.

(iii) Maintenance of Liquidity. The Seller shall ensure that, at any time, it shall maintain the sum of (x) unencumbered cash and Cash Equivalents and (y) Seller’s same-day ability to borrow or draw money on any Business Day under a warehouse line of credit or other similar Indebtedness (which, by the terms of the applicable agreement, is not subject to any condition, event or circumstance which (A) the Seller is unable to satisfy or which (B) would otherwise render access to such warehouse line of credit or other similar Indebtedness unavailable to Seller on a same-day basis) on any Business Day, equal to at least $30,000,000.

(j) Hedging. The Seller shall enter into and maintain Interest Rate Protection Agreements in accordance with Seller’s written policies regarding hedging, with such policies or a letter detailing such policies to be delivered to the Buyer on or before January 1, 2004. The Seller shall not amend or modify its hedging policies in any material respect without the prior written consent of the Buyer.

(k) No Adverse Selection. The Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(l) Mortgage Loan Schedule. On or before the 10th of each month (or if such date is not a Business Day, the next Business Day), or with such greater frequency as requested by Buyer, the Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Mortgage Loan Schedule. The Seller shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Seller and the Servicer (but subject to Section 16(g) hereof) with the execution of this Repurchase Agreement.

(m) Insurance. The Seller shall continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount at least equal to $10,000,000. The Seller shall maintain a fidelity bond in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

(n) Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(o) Security Interest. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(p) Illegal Activities. The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q) Material Change in Business. The Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(r) Limitation on Dividends and Distributions. At any time following the occurrence and during the continuation of an Event of Default, the Seller shall not make any dividends or other distributions to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller.

(s) Disposition of Assets; Liens. The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred.

(t) Transactions with Affiliates. The Seller shall not enter into any transaction or transactions in an aggregate amount greater than $5,000,000, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u) ERISA Matters.

(i) The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $5,000,000.

(ii) The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(v) Consolidations, Mergers and Sales of Assets. The Seller shall not consolidate or merge with or into any other Person in a manner that would result in a Change in Control.

(w) Mortgage Loan Reports. The Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans substantially in the form agreed upon by Seller and Buyer.

(x) Agency Approvals; Servicing. The Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”). The Seller shall cause all Purchased Mortgage Loans which are subject to an Agency Takeout Commitment to be serviced in accordance with the applicable Agency guide. Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD be required, the Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence and unless Buyer has given its prior written consent otherwise (such consent not to be unreasonably withheld), the Seller shall not surrender or relinquish its Agency Approvals during the term of this Repurchase Agreement and each outstanding Transaction.

(y) Guarantees. The Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in the Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of the Seller do not exceed $5,000,000.

(z) Takeout Payments. With respect to each Mortgage Loan subject to a Takeout Commitment, the Seller shall arrange that all payments under the related Takeout Commitment shall be paid to the Settlement Account as set forth in the Custodial Agreement, or to an account approved by the Buyer in writing prior to such payment. With respect to any Agency Takeout Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan

Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or the Buyer has approved the related Payee Number in writing in its sole discretion; With respect to any Takeout Commitment with an Agency for which the Agency is swapping the related Mortgage Loans for a mortgage backed security, the applicable Agency documents list Buyer as sole subscriber.

(aa)Underwriting Guidelines. Without the prior written consent of Buyer, the Seller shall not materially amend or otherwise modify the Underwriting Guidelines. Without limiting the foregoing, in the event that the Seller makes any material amendment or modification to the Underwriting Guidelines, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

SECTION 13. EVENTS OF DEFAULT

Section 13.01 Events of Default. If any of the following events (each an “Event of Default”) occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable:

(a) the Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) expenses required to be paid under any Repurchase Document or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(b) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (i), (m), (p), (q), (r), (s), (u), (v), (x), (y), (z) or (aa) (provided that, with respect to any failure to perform or comply with the obligations under Section 12(aa), if such failure has not occurred previously, such failure shall continue unremedied for a period of 5 Business Days); or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Mortgage Loans furnished in writing by on behalf of the Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d) the Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 10 Business Days; or

(e) a judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by the Seller or FinCo or any of its Subsidiaries under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or FinCo or any of its Subsidiaries, as applicable, to which the Buyer or any Affiliate of the Buyer is a party or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or FinCo or any of its Subsidiaries, as applicable, in an amount equal to or in excess of $5,000,000 in the aggregate; or

(g) an Event of Insolvency shall have occurred; or

(h) for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) the Seller shall grant, or suffer to exist, any Lien on any material portion of the Repurchase Assets (except any Lien in favor of the Buyer); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) any material adverse change in the Property, business, financial condition or operations of the Seller or FinCo or any of its Subsidiaries shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of the Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

(k) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of Seller, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of Seller shall terminate for purposes of Title IV of ERISA, (v) the Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan of Seller; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import; or

(m) A Change in Control of the Seller shall have occurred.

Section 13.02 Termination Event. (a) If either of the following events (a “Termination Event”) occurs, the Buyer and Seller, as applicable, shall have the rights set forth in Section 13.02(b):

(i) the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization; or

(ii) any change or development involving a prospective change in taxation or other applicable law or regulation (including, without limitation, pursuant Sections 6 or 7) or interpretation thereof in the United States directly affecting the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; the imposition of exchange controls by the United States, that directly affects the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; or the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, and makes it, in the sole reasonable judgment of Seller, inadvisable or impracticable to enter into Transactions with the Mortgage Loans.

(b) Upon the occurrence of a Termination Event under Section 13.02(a)(i), the Buyer shall have the right, in its sole discretion (and in the case of a Termination Event pursuant to Section 13.02(a)(ii), the Seller shall also have the right, in its reasonable discretion), to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Seller shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder within 60 days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14. REMEDIES

(a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Act of Insolvency of the Seller) give notice to the Seller of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Purchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Seller contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Seller has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with the Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates.

(v) The Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the

Repurchase Assets, or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement after the occurrence of a Default or an Event of Default, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer. Subject to the limitations set forth in Section 26 hereof, the Seller agrees to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Mortgage Loans submitted by the Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 26 hereof.

(c) The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Seller.

SECTION 16. SERVICING

(a) The Seller, on Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Purchased Mortgage Loan with the then existing servicer in accordance with Section 16(e) hereof.

(b) The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by the Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Seller shall cause the Servicer to deposit all collections received by the Seller on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) The Seller shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e) Upon the occurrence of a Default or an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty, transfer or termination fee, any of which fees shall be borne by Seller. The Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f) If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Seller’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Seller shall promptly notify Buyer.

(g) Notwithstanding and in addition to the foregoing, the Seller shall not permit Fairbanks Capital Corporation to service Mortgage Loans with an aggregate outstanding principal balance in excess of $3,000,000 after January 1, 2004, without Buyer’s written consent.

SECTION 17. SINGLE AGREEMENT

Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof. The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 20. ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21. NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Prior to the occurrence of an Event of Default, Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to an Affiliate of the Buyer without the prior consent of the Seller or another Person with the prior consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however that Buyer shall maintain, for review by the Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. After the occurrence of an Event of Default, Buyer may assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to any Person without the prior consent of Seller. Unless otherwise stated in the Assignment and Acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

Subject to acceptance and recording thereof pursuant to the following paragraph of this Section, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 21 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with the following paragraph of this Section.

The Seller shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each assignment and acceptance and participation. The Register shall include the names and addresses of Buyers (including all assignees, successors and participants). Failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 8, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 8 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add Agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Seller under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 24. SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25. NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26. DUE DILIGENCE

The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Seller and/or the Custodian. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase Mortgage Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Seller. The Seller further agrees that the Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 26 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $25,000 for each year, measured from the date of this Repurchase Agreement and each anniversary of the date of this Repurchase Agreement thereafter unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

SECTION 27. NON-UTILIZATION FEE

No later than the Payment Date following the end of each calendar quarter and the Termination Date, the Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee, if any, and with respect to the initial calculation, the Payment Date following the quarter end occurring after sixty (60) days following the date of this Repurchase Agreement. Such Non-Utilization Fee shall commence accruing from and after the sixtieth (60th) calendar day after the date of this Repurchase Agreement, prorated for any portion of a calendar month in which the Non-Utilization Fee does not apply to this Repurchase Agreement. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

SECTION 28. COMMITMENT FEE

The Seller shall pay to Buyer in immediately available funds, due and owing on the date hereof (and upon each anniversary of the closing, if this agreement has not been terminated), the Commitment Fee, prorated to reflect the actual term of the Repurchase Agreement. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

In the event that an event set forth in Section 3(b)(x), Section 6(a) or Section 13.02(a) occurs, the result of which is the termination of Transactions hereunder, the Buyer shall refund to the Seller an amount equal to the Commitment Fee prorated for the number of days remaining prior to the Termination Date.

SECTION 29. BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

(b) The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) The Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 30. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. The Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to the Seller; and

(iii) no joint venture exists between the Buyer and the Seller.

SECTION 31. CONFIDENTIALITY

The Buyer and the Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder or (iv) such disclosure is to either party’s direct and indirect Affiliates and Subsidiaries, investors, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence. The provisions set forth in this Section 31 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, (i) the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of the Buyer, and (ii) the existence of this Agreement and the Maximum Purchase Price.

SECTION 32. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 33. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 34. CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 35. AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:
MERRILL LYNCH MORTGAGE CAPITAL INC.

By:	/s/ JAMES B. CASON
Name: Title:	James B. Cason Vice President

Address for Notices:
4 World Financial Center 10th Floor New York, New York 10080 Attention: James B. Cason Telecopier No.: (212) 449-3673 Telephone No.: (212) 449-1219

SELLER:
WMC MORTGAGE CORP.

By:	/s/ DAVID TRZCINSKI
Name: Title:	David Trzcinski Chief Financial Officer

Address for Notices:
WMC MORTGAGE CORP. 6320 Canoga Avenue Woodland Hills, CA 91367 Attention: David Trzcinski Telecopier No.: (818) 712-2822 Telephone No.: (818) 592-2530

with a copy to:
WMC Mortgage Corp. 6320 Canoga Avenue Woodland Hills, CA 91367 Attention: George M. Eshaghian, Esq. Telecopier No.: (818) 592-2605 Telephone No.: (818) 592-2626

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Seller represents and warrants to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect, the following representations and warranties are true and correct. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Seller’s knowledge, if it is discovered by the Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is true and correct in all material respects;

(b) Payments Current. Except with respect to a Delinquent Mortgage Loan or a Repurchased Loan, (i) all Monthly Payments required to be made up to the close of business on the day prior to the Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited, (ii) no Monthly Payment required under the Mortgage Loan is more than twenty-nine (29) days delinquent and (iii) the first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on or before twenty-nine (29) days after its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c) No Outstanding Charges. There are no delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments or other outstanding charges affecting the related Mortgaged Property. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d) Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No

Sch. 1-1

instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor of any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (A) the maximum amount allowed by law, and (B) the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums heretofore due and payable on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the

Sch. 1-2

benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller;

(g) Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements;

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor unless such waiver is in accordance with Accepted Servicing Practices;

(i) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not materially adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with (x) the benefits of the security intended to be provided by the Mortgage or (y) the use, enjoyment, value or marketability of the related Mortgaged Property; and

(iv) with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Sch. 1-3

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(j) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by applicable bankruptcy or creditors’ rights laws. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No misrepresentation or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed;

(k) Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(l) Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest

Sch. 1-4

except any such encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest created pursuant to the terms of this Repurchase Agreement;

(m) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state;

(n) Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien or second priority lien, as applicable of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i), (ii), (iii), and (iv) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller;

(o) No Defaults. Except with respect to Delinquent Mortgage Loans or Repurchased Loans, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any default, breach, violation or event of acceleration;

Sch. 1-5

(p) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(q) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgage Property is in violation of any applicable zoning law or regulation;

(r) Origination. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to s 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except in the case of certain Second Lien Mortgage Loans which have 15-year balloon payments), over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

(s) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers and Sailors Civil Relief Act of 1940. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(t) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the Seller with respect to each Mortgage Note and Mortgage have been in all respects legal. The Mortgage Loan has been serviced by the Seller

Sch. 1-6

and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(u) Mortgaged Property Undamaged. The Mortgaged Property is free of damage by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty and waste, and there is no proceeding pending for the total or partial condemnation thereof;

(v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (including exception practices) in effect at the time the Mortgage Loan was originated;

(w) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

(x) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of prudent mortgage lenders for loans similar to the Mortgage Loans and was made and signed by a qualified appraiser, duly appointed by the Seller or the broker or originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of prudent mortgage lenders for loans similar to the Mortgage Loans. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z) No Buydown Provisions; No Graduated Payments or Contingent Interests. Other than those Mortgage Loans acceptable for purchase by an Agency, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

Sch. 1-7

(aa) Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans, and adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(bb) No Construction Loans. No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(cc) Acceptable Investment. The Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor other than the Mortgagor’s credit standing or the loan-to-value ratio that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment for subprime Mortgage Loans, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(dd) LTV. No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of 100%.

(ee) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(ff) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(gg) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(hh) Origination Date. Unless otherwise approved in writing by Buyer, the origination date is no earlier than sixty (60) days prior to the related Purchase Date.

(ii) No Exception. The Custodian has not noted any material exceptions on a Mortgage Loan Schedule and Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(jj) Occupancy of Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or

Sch. 1-8

issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(kk) No Misrepresentation or Fraud. No misrepresentation, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(ll) Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(mm) Consolidated Future Advances. Any principal advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(nn) No Balloon Payment. Except with respect to certain Second Lien Mortgage Loans with a 15-year balloon payment feature, no Mortgage Loan has a balloon payment feature;

(oo) Condominiums/ Planned Unit Developments. If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects;

(pp) Calculation of Interest. Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(qq) Environmental Matters. To the best of Seller’s knowledge, the Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue;

Sch. 1-9

(rr) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) contains any term or condition, or involve any loan origination practice, that has been defined as “predatory”, “covered” or “threshold” under applicable federal, state or local law, or which has been expressly categorized as an “unfair” or “deceptive” term, condition, or practice in any applicable federal, state or local law (or the regulations promulgated thereunder) dealing with “predatory” or “high cost” mortgage lending (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(ss) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings. No portion of the Mortgaged Property is used for commercial purposes;

(tt) Due on Sale. Subject to applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgage thereunder;

(uu) No Denial of Insurance. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer;

(vv) Flood Certification Contract. The Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer;

(ww) Tax Service Contract The Seller has obtained a life of loan, transferable real estate tax service contract with an tax service contract provider acceptable in the secondary market on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer;

Sch. 1-10

(xx) Recordation. Each original Mortgage was or will be recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been or will be recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

(yy) Simple Interest Mortgage Loans. None of the Mortgage Loans are simple interest Mortgage Loans;

(zz) Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by the Seller and held in Seller’s name.

(aaa) Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(bbb) Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule and Exception Report delivered to the Custodian and Buyer.

(ccc) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(ddd) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller, and each Prepayment Penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a Prepayment Penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a Prepayment Penalty, such Prepayment Penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(eee) Servicing Practices. Each Mortgage Loan has been serviced in all material respects in compliance with those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and

(fff) Single-Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(ggg) Takeout Commitment. Each Takeout Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Sch. 1-11

SCHEDULE 2

INDEBTEDNESS

Warehouse Financing Facilities

Facility Size
	Permanent	Temporary	Total
RFC Warehousing Credit Line	$400 Mil		$400 Mil
Lehman Master Repurchase Agreement	$400 Mil	$100 Mil	$500 Mil
CSFB Master Repurchase Agreement	$300 Mil	$50 Mil	$350 Mil
CDC Mortgage Capital Master Repurchase Agreement	$250 Mil	$50 Mil	$300 Mil

Residual Financing Facility

	Original	Current
Chase Senior Secured Credit Agreement	$75 Mil	$8.5 Mil

Sch. 2-1

EXHIBIT I

FORM OF CONFIRMATION LETTER

[            ], 200

Attention:

Confirmation No.:

Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Mortgage Loans listed in Appendix I hereto, pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of September 22, 2003 (the “Agreement”), as follows:

Purchase Date:

Mortgage Loans to be Purchased: See Appendix I hereto.

[Appendix I to Confirmation Letter will list Mortgage Loans]

Aggregate Principal Amount of Purchased Mortgage Loans:

Purchase Price:

Pricing Spread:

Repurchase Date:

[Purchase Price Percentage:]

LIBOR Period:

Names and addresses for communications:

Buyer:

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

10th Floor

New York, New York 10080

Attention: James B. Cason

Exh.I-1

Seller:

WMC Mortgage Corp.

[ADDRESS]

Attention:

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:
Name:
Title:

[Agreed and Acknowledged:

WMC MORTGAGE CORP.

Seller

By:
Name:
Title:]

Exh. I-2

EXHIBIT II

FORM OF OPINIONS

September 22, 2003

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

10th Floor

New York, New York 10080

Dear Sirs and Mesdames:

You have requested [our] [my] opinion as counsel to WMC Mortgage Corp., a corporation organized and existing under the laws of California (the “Seller”), with respect to certain matters in connection with that certain Master Repurchase Agreement governing purchases and sales of certain Mortgage Loans, dated September 22, 2003 (the “Repurchase Agreement”), by and between the Seller and Merrill Lynch Mortgage Capital Inc. (the “Buyer”), that certain Custodial Agreement, dated September 22, 2003 (the “Custodial Agreement”) by and among the Buyer, the Seller and Deutsche Bank National Trust Company, as custodian (the “Custodian”) and that certain Collection Account Agreement, dated as of September 22, 2003 (the “Collection Account Agreement”) among the Seller, the Buyer and Deutsche Bank National Trust Company, as bank (the “Bank”). The Repurchase Agreement, the Custodial Agreement and the Collection Account Agreement are hereinafter collectively referred to as the “Governing Agreements.” Capitalized terms not otherwise defined herein have the meanings set forth in the Repurchase Agreement.

[We] [I] have examined the following documents:

1.	the Repurchase Agreement;

2.	the Custodial Agreement;

3.	an unfiled copy of each financing statement listed on Schedule 1 (the “Financing Statements”) naming the Seller as Debtor and the Buyer as Secured Party and describing the Repurchase Assets (as defined in the Repurchase Agreement) as to which security interests may be perfected by filing under the Uniform Commercial Code as in effect in the State of California (the “Filing Collateral”), which [I] [we] understand will be filed in the offices of the Secretary of State of the State of California (the “Filing Offices”);

4.	the reports listed on Schedule 2 as to UCC financing statements (collectively, the “UCC Search Report”);

5.	such other documents, records and papers as [we] [I] have deemed necessary and relevant as a basis for this opinion.

Exh. II-1

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Seller contained in the Repurchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to transact business in, and is in good standing under, the laws of the State of California.

2. The Seller has all necessary corporate power to authorize, execute and deliver, and to perform its obligations under, the Governing Agreements.

3. The execution, delivery and performance by the Seller of the Governing Agreements to which it is a party, and the sales by the Seller and the pledge of the Repurchase Assets under the Repurchase Agreement have been duly authorized by all necessary corporate action on the part of the Seller. Each of the Governing Agreements has been duly executed and delivered by the Seller, and are legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Buyer’s purchase of the Purchased Mortgage Loans and/or security interest in the Repurchase Assets.

3. No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of the Seller for the execution, delivery or performance by the Seller of the Governing Agreements to which it is a party or for the sales by the Seller under the Repurchase Agreement or the sale of the Repurchase Assets to the Buyer and/or granting of a security interest to the Buyer in the Repurchase Assets, pursuant to the Repurchase Agreement.

4. The execution, delivery and performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Governing Agreements do not and will not (a) violate any provision of the Seller’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Seller of which [I] [we] have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument listed on Schedule 3 hereto, which the Seller has represented lists all of the material agreements to which it is a party or by which, it is bound or to which its or its properties is bound, or (except for the Liens created pursuant to the Repurchase Agreement) result in the creation or imposition of any Lien upon any Property of such party pursuant to the terms of any such agreement or instrument.

Exh. II-2

5. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Seller which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the properties, business or financial condition, or prospects of such party or in any material impairment of the right or ability of such party to carry on its business substantially as now conducted or in any material liability on the part of such party or which would draw into question the validity of the Governing Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of such party to perform under the terms of the Governing Agreements to which it is a party or the Mortgage Loans.

6. The Repurchase Agreement is effective to create, in favor of the Buyer, either a valid sale of the Repurchase Assets to the Buyer or a valid security interest under the Uniform Commercial Code in all of the right, title and interest of the Seller in, to and under the Repurchase Assets as collateral security for the payment of the Seller’s obligations under the Repurchase Agreement, except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Uniform Commercial Code, (b) the security interests in Repurchase Assets in which the Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of the Seller may be limited by Section 552 of the Bankruptcy Code

7. When the Purchased Mortgage Loans are delivered to the [Buyer] [Custodian], the security interest referred to in Section 7 above in the Mortgage Loans will constitute a fully perfected first priority security interest in all right, title and interest of the Seller therein.

8. (a) Upon the filing of the Financing Statement in the Filing Office, the security interest referred to in Section 7 above will constitute a fully perfected security interest under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under that portion of the Repurchase Assets that can be perfected by filing under the Uniform Commercial Code.

(b) The UCC Search Report sets forth the proper filing offices and the proper debtor necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Repurchase Assets as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Repurchase Assets prior to the effective dates of the UCC Search Report.

9. The provisions of the Collection Account Agreement are effective to cause the security interest of the Buyer in the Collection Account to be a fully perfected first-priority security interest therein.

10. The Seller is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

Exh. II-3

EXHIBIT III

UCC FILING JURISDICTIONS

California

Exh. III-1

EXHIBIT IV

[FORM OF COLLECTION ACCOUNT CONTROL AGREEMENT]

COLLECTION ACCOUNT CONTROL AGREEMENT, dated as of September 22, 2003, among Merrill Lynch Mortgage Capital Inc. (the “Buyer”), WMC Mortgage Corp. (the “Seller”) and Deutsche Bank National Trust Company (the “Bank”).

WHEREAS, the Seller and the Buyer have entered into that certain Repurchase Agreement, dated as of September 22, 2003, (the “Repurchase Agreement”) pursuant to which the Buyer may enter into a Transaction (as defined therein) secured by, among other things, the payments made on account of Purchased Mortgage Loans sold to the Buyer under the Repurchase Agreement (“Distributions”);

WHEREAS, the Seller (the “Seller”) has established that certain Collection Account, Acct. No. [            ], subject to the security interest of the Buyer, ABA #[                ], which account is maintained in the name of the Seller with the Bank pursuant to the Repurchase Agreement (the “Collection Account”);

WHEREAS, pursuant to the Transaction, all Distributions are required to be deposited into the Collection Account identified below upon receipt by the Seller; and

WHEREAS, the Seller has granted to the Buyer a security interest in the Collection Account and all amounts held therein;

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned in the Repurchase Agreement.

Section 2. Transfers To and From Collection Account; Control. The parties agree that: (a) Distributions received by the Bank for credit to the Collection Account are, except as provided below, for application as instructed by the Seller; (b) the Bank shall transfer funds from the Collection Account in accordance with such instructions until the Bank receives notice from the Buyer that an event of default has occurred and is continuing under the Repurchase Agreement (a “Notice of Event of Default”); and (c) upon the Bank’s receipt of a Notice of Event of Default, the Bank shall (i) in no event (A) transfer funds from the Collection Account to the Seller, (B) act on the instruction of the Seller, or (C) cause or permit withdrawals from the Collection Account in any manner not approved by the Buyer in writing and (ii) comply with instructions originated by the Buyer concerning the disposition of funds in the Collection Account without further consent of the Seller.

Section 3. Collection Account. The Bank hereby confirms and agrees that:

(a) The Bank shall not change the name or account number of the Collection Account without the prior written consent of the Buyer;

Exh. IV-1

(b) The Collection Account is a “deposit account” (within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code (the “UCC”));

(c) Without limitation on the Buyer’s rights under Section 2 above, the Bank shall comply with any stop payment orders given by the Buyer with respect to items presented for payment by the Seller;

(d) There are no other agreements entered into between the Bank and the Seller with respect to the Collection Account;

(e) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Collection Account and/or any funds held therein pursuant to which it has agreed, or will agree, to comply with orders or instructions of such other person; and

(f) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Seller purporting to limit or condition the obligation of the Bank to comply with orders and other instructions of the Buyer as set forth in Sections 2(c)(ii) and 3(c) above.

Section 4. Subordination of Lien; Waiver of Set-Off. (a) In the event that the Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Collection Account or any funds held therein, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Buyer. The funds and other items deposited to the Collection Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Buyer (except that the Bank may set off (i) all amounts due to the Bank in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account and (ii) the face amount of any checks which have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting the Collection Account).

(b) The Seller hereby authorizes the Bank, without prior notice, from time to time to debit any other account the Seller may have with the Bank for the amount due the Bank hereunder.

Section 5. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE DEEMED TO BE THE “BANK’S JURISDICTION.”

Section 6. Conflict with Other Agreements. (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement between the Seller and the Bank now existing or hereafter entered into, the terms of this Agreement shall prevail.

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Exh. IV-2

Section 7. Adverse Claims. Except for the claims and interest of the Buyer and of the Seller in the Collection Account, the Bank does not know of any claim to, or interest in, the Collection Account or in funds held therein. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collection Account or against any funds held therein, the Bank will promptly notify the Buyer and the Seller thereof.

Section 8. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed, to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received, or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below:

Seller:

WMC Mortgage Corp.

6320 Canoga Avenue

Woodland Hills, CA 91367

Attention: David Trzcinski

Telecopier No.: (818) 712-2822

Telephone No.: (818) 592-2530

with a copy to:

WMC Mortgage Corp.

6320 Canoga Avenue

Woodland Hills, CA 91367

Attention: George M. Eshaghian, Esq.

Telecopier No.: (818) 592-2605

Telephone No.: (818) 592-2626

with copies to the Buyer at the address below

Buyer:

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

10th Floor

New York, New York 10080

Attention: James Cason

Exh. IV-3

Bank:

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Mortgage Custody WY030C

Telephone: (714) 247-6000

Facsimile: (714) 247-6082

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Bank to the Buyer pursuant to this Agreement shall continue in effect until the Buyer has notified the Bank of such termination in writing. The Buyer agrees with the Seller to provide Notice of Termination in substantially the form of Exhibit A hereto to the Bank on or after the termination of the Buyer’s security interest in the Collection Account pursuant to, or as otherwise provided by, the terms of the Repurchase Agreement.

Section 11. Limitation of Liability; Indemnification of the Bank. The Seller and the Buyer hereby agree that (a) the Bank is released from any and all liabilities to the Seller and the Buyer arising from the terms of this Agreement and the compliance of the Bank with the terms hereof, except to the extent that such liabilities arise from the Bank’s bad faith, willful misconduct or negligence and (b) the Seller, its successors and assigns shall at all times indemnify and save harmless the Bank from and against any loss, liability or expense incurred without bad faith, willful misconduct or negligence on the part of the Bank, its officers, directors and agents, arising out of or in connection with the execution and performance of this Agreement or the maintenance of the Collection Account, including the costs and expenses of defending themselves against any claim or liability in connection with the performance of any of their powers or duties hereunder, until the termination of this Agreement.

Section 12. Counterparts. This Agreement may be executed may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[SIGNATURE PAGES FOLLOW]

Exh. IV-4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Collection Account Control Agreement, all as of the day and year first above written.

WMC MORTGAGE CORP., as seller

By:
Name:
Title:

MERRILL LYNCH MORTGAGE CAPITAL INC., as Buyer

By:
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Bank

By:
Name:
Title:

Exh. IV-5

Exhibit A to

Collection Account Control Agreement

[LETTERHEAD OF MERRILL LYNCH MORTGAGE CAPITAL INC.]

[Date]

[Bank]

Attention:

Re:	Notice of Termination of Collection Account Control Agreement

You are hereby notified that the Collection Account Control Agreement, dated as of September 22, 2003, a copy of which is attached (the “Agreement”), among you, the undersigned and WMC Mortgage Corp. (the “Seller”) is terminated and you have no further obligations to the undersigned pursuant to the Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Collection Account from the Seller. This notice terminates any obligations you may have to the undersigned with respect to the Collection Account; provided, however, that nothing contained in this notice shall alter any obligations which you may otherwise owe to the undersigned pursuant to any other agreement.

Very truly yours,

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:

Name:
Title:

Exh. IV-6

EXHIBIT V

Mortgage Loan Schedule Fields

1.	Loan ID#

2.	Account Number

3.	Property Type

4.	Loan Purpose

5.	Loan Rate

6.	Original Balance

7.	Actual P & I

8.	Service Fee

9.	Original Term

10.	State

11.	Appraisal

12.	Number of Units

13.	Margin

14.	Life Cap

15.	Property Street Address

16.	Property City

17.	Property Zip Code

18.	Doc Level

19.	First Payment Date

20.	Remaining Term

21.	CLTV

22.	Current Balance

23.	Borrower Last Name

Exh. V-1

24.	Borrower First Name

25.	Next Interest Adjustment

26.	Index Name

27.	Last Payment Date

28.	Grade/Rating

29.	Debt Service Ratio

30.	LTV

31.	Owner Occupancy

32.	Lien Position

33.	Product Description

34.	Loan Type (Fixed Rate, Buy Down, GPM, GEM, ARM, Balloon)

35.	Negative Amortization Indicator

36.	Interest Rate Adjustment Frequency

37.	Annual Payment Cap

38.	Periodic Rate Cap on First Adjustment Date

39.	Lifetime Maximum Rate

40.	Negative Amortization Limit %

41.	Periodic Rate Cap Subsequent to First Adjustment Date

42.	Mortgage Insurance Coverage

43.	Borrower Credit Quality

44.	Risk Grades

45.	Current FICO Scores

46.	Mortgage Score

47.	Silent Second

48.	Current Delinquency Status (30, 60, 90 Days Past Due, Foreclosure, Bankruptcy)

49.	First Mortgage Balance

50.	Payment Change Frequency

Exh V-2

EXHIBIT VI

Mortgage File Documents

(a) The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of              without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(b) The original of the guarantee executed in connection with the Mortgage Note (if any).

(c) The original Mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(d) The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of the Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(e) The original Assignment of Mortgage in blank for each Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(f) The originals of all intervening assignments of mortgage with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to the Last Endorsee or copies thereof together with an Officer’s Certificate of the Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(g) The original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable commitment to issue the same.

Exh. VI-1

(h) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan.

Exh. VI-2

EXHIBIT VII

Underwriting Guidelines

SEE TAB 8, EXHIBIT D.

Exh. VII-1

EXHIBIT VIII

Seller’s Officer’s Certificate

I,                                 , do hereby certify that I am duly elected, qualified and authorized officer of WMC Mortgage Corp. (“Seller”). This Certificate is delivered to you in connection with Section 12(d)(iv) of the Master Repurchase Agreement dated as of September 22, 2003, among Seller and Merrill Lynch Mortgage Capital Inc. (the “Agreement”). On behalf of Seller, I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance in all material respects with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Tangible Net Worth. The Seller shall maintain a Tangible Net Worth of not less than $75,000,000 plus 25% of the Net Income for each quarter from and including the quarter ending June 30, 2003.

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Seller has maintained the ratio of Indebtedness to Tangible Net Worth no greater than 15:1.

(iii) Maintenance of Liquidity. The Seller shall ensure that, at any time, it shall maintain the sum of (x) unencumbered cash and Cash Equivalents and (y) Seller’s same-day ability to borrow or draw money on any Business Day under a warehouse line of credit or other similar Indebtedness (which, by the terms of the applicable agreement, is not subject to any condition, event or circumstance which (A) the Seller is unable to satisfy or which (B) would otherwise render access to such warehouse line of credit or other similar Indebtedness unavailable to Seller on a same-day basis) on any Business Day, equal to at least $30,000,000;

(iv) No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action the Seller has taken or proposes to take with respect thereto.]

(v) Attached hereto as Schedule 1 is a true and correct list of all Mortgage Loans purchased by Buyer and held by the Custodian pending repurchase.

IN WITNESS WHEREOF, I have set my hand this          day of                     ,                 .

By:

Name:

Title:

Exh. VIII-1

EXHIBIT IX

[to Officer’s Certificate]

EXHIBIT IX

FORM OF SERVICER NOTICE

[Date]

[            ], as Servicer

[ADDRESS]

Attention:

Re:	Master Repurchase Agreement, dated as of September 22, 2003 (the “Repurchase Agreement”), by and among WMC Mortgage Corp. (the “Seller”) and Merrill Lynch Mortgage Capital Inc. (the “Buyer”).

Ladies and Gentlemen:

[                    ] (the “Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.

Upon receipt of a Notice of Event of Default from Buyer in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Repurchase Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

Exh. IX-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses: 4 World Financial Center, New York, New York 10080; Attention: Mr. James B. Cason; Telephone: 212-449-1219; Facsimile:212-449-3673.

Very truly yours,

[ ]

By:

Name:
Title:

ACKNOWLEDGED:

[ ]
as Servicer

By:

Title:
Telephone
Facsimile:

Exh. IX-2

EXHIBIT X

AUTHORIZED REPRESENTATIVES

SELLER NOTICES

Address: WMC Mortgage Corp.
Name:
Telephone:
Facsimile:

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

SEE INCUMBENCY CERTIFICATE ATTACHED HERETO.

Exh. X-1

BUYER NOTICES

Name: James Cason	Address:	Merrill Lynch Mortgage Capital Inc.
Telephone: (212) 449-1219		4 World Financial Center
Facsimile: (212) 449-3673		10th Floor
New York, New York 10080

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Authorized Signature

James Cason	Director

Joseph Magnus	Director

Gene Nagotko	Director

Christopher Czako	Vice President

Lisa Liao	Senior Specialist

Michael Saccento	Senior Specialist

Christopher Gregory	Senior Specialist

John Winchester	Director

Exh. X-2

EXHIBIT XI

RESPONSIBLE OFFICERS OF SELLER

Responsible Officers

SEE EXHIBIT X.

Exh. X-1

EXHIBIT XII

FORM OF ESCROW INSTRUCTION LETTER

Exh. XI-1

AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, dated as of October 24, 2003 (this “Amendment”), between WMC MORTGAGE CORP. (the “Seller”) and MERRILL LYNCH MORTGAGE CAPITAL INC. (the “Buyer”).

RECITALS

The Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of September 22, 2003 (the “Existing Repurchase Agreement”; as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement.

The Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Amendment. Section 2 of the Existing Master Repurchase Agreement is hereby amended by:

(a) deleting clause (k) of the definition of “Market Value” in its entirety and replacing it with the following language:

“(k) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all First Lien Mortgage Loans with an LTV greater than 95% but not greater than 100% exceeds $30,000,000;”

(b) deleting the definition of “Maximum Purchase Price” in its entirety and replacing it with the following language:

“Maximum Purchase Price” shall mean $500,000,000.

(c) deleting the definition of “Non-Utilization Fee” in its entirety and replacing it with the following language:

“Non-Utilization Fee” shall mean, for each calendar quarter in which the average quarterly aggregate outstanding Purchase Price of the Purchased Mortgage Loans was less than $250,000,000, an amount equal to the product of (x) 0.125% per annum and (y) the excess of (I) the Maximum Purchase Price over (II) the average quarterly Purchase Price of the Purchased Mortgage Loans during such calendar quarter.

SECTION 2. Conditions Precedent. This Amendment shall become effective on October 24, 2003 (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller; and

(b) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 3. Representations and Warranties. The Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 11 of the Existing Repurchase Agreement.

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	MERRILL LYNCH MORTGAGE CAPITAL INC.

	By:	/s/ JAMES B. CASON

	Name:	James B. Cason
	Title:	Vice President

Seller:	WMC MORTGAGE CORP.

	By:	/s/ DAVID TRZCINSKI

	Name:	David Trzcinski
	Title:	Chief Financial Officer